CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,653,000	$225.47

Pricing supplement no. 810
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011,
product supplement no. 9-I dated January 17, 2012 and
underlying supplement no. 1-I dated November 14, 2011	Registration Statement No. 333-177923 Dated October 26, 2012 Rule 424(b)(2)

Structured Investments

$1,653,000
High/Low Coupon Auto Callable Yield Notes due October 30, 2013 Linked to the Least Performing of the Russell 2000® Index, the Market Vectors Gold Miners ETF and the United States Oil Fund, LP

General

•	The notes are designed for investors who seek a higher interest rate than the current yield on a conventional debt security with the same maturity issued by us. Investors should be willing to forgo the potential to participate in the appreciation of any of the Russell 2000® Index, the Market Vectors Gold Miners ETF or the United States Oil Fund, LP and to forgo dividend payments. Investors should be willing to assume the risk that they will receive less interest if the notes are automatically called and the risk that, if a Knock-Out Event occurs, investors will receive a lower interest rate until maturity or until the notes are automatically called. If the notes are not automatically called, they may lose some or all of their principal at maturity.
•	The notes will pay interest monthly, assuming no automatic call, at a rate that will depend on whether a Knock-Out Event occurs. If a Knock-Out Event does not occur, interest will be paid at an Interest Rate of 11.50% per annum. If a Knock-Out Event occurs, interest for that monthly period and each subsequent period thereafter will be paid at an Interest Rate of 1.00% per annum.
•	The notes do not guarantee any return of principal at maturity. Instead, if the notes are not automatically called and a Knock-Out Event occurs, the payment at maturity will be based on the performance of the Least Performing Underlying. In no event, however, will the payment at maturity be greater than the $1,000 principal amount note, plus any accrued and unpaid interest. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	The notes will be automatically called if the closing level or closing price, as applicable, of each Underlying on the relevant Call Date is greater than or equal to the applicable Starting Underlying Level. If the notes are automatically called, payment on the applicable Call Settlement Date for each $1,000 principal amount note will be a cash payment of $1,000, plus any accrued and unpaid interest, as described below.
•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing October 30, 2013*.
•	The payment at maturity is not linked to a basket composed of the Underlyings. The payment at maturity is linked to the performance of each of the Underlyings individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof.
•	The terms of the notes as set forth in “Key Terms” below, to the extent they differ from or conflict with those set forth in the accompanying product supplement no. 9-I, supersede the terms set forth in product supplement no. 9-I. In particular, notwithstanding anything to the contrary in product supplement no. 9-I, the notes will be automatically called if the closing level or closing price, as applicable, of each Underlying is greater than or equal to the applicable Starting Underlying Level. See “Key Terms — Automatic Call” below.

Key Terms

Underlyings:	The Russell 2000® Index (“RTY”) (the “Index,”), the Market Vectors Gold Miners ETF (“GDX”) and the United States Oil Fund, LP (“USO”) (each, a “Fund,” and collectively the “Funds”) (each of the Funds and the Index, an “Underlying,” and collectively, the “Underlyings”)
Interest Rate:

If a Knock-Out Event does not occur, 11.50% per annum, paid monthly and calculated on a 30/360 basis.

If a Knock-Out Event occurs during any monthly Monitoring Period, the Interest Rate for the corresponding monthly interest period and each subsequent monthly interest period is 1.00% per annum, paid monthly and calculated on a 30/360 basis.

Automatic Call:	If on any Call Date, the closing level or closing price, as applicable, of each Underlying is greater than or equal to the applicable Starting Underlying Level, the notes will be automatically called on that Call Date.
Payment if Called:	If the notes are automatically called, on the relevant Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest to but excluding that Call Settlement Date.
Knock-Out Buffer Amount:	With respect to the Market Vectors Gold Miners ETF, $21.777 initially, which is equal to 42.50% of its Starting Underlying Level, subject to adjustments. With respect to the United States Oil Fund, LP, $13.51075 initially, which is equal to 42.50% of its Starting Underlying Level, subject to adjustments. With respect to the Russell 2000® Index, 345.631, which is equal to 42.50% of its Starting Underlying Level.
Monitoring Period:	There are twelve monthly Monitoring Periods. The first monthly Monitoring Period will be from and including the Pricing Date to and including the First Interest Determination Date. Each subsequent monthly Monitoring Period will be from and excluding the previous Interest Determination Date to and including the immediately succeeding Interest Determination Date.
Interest Determination Dates*:	For each Monitoring Period, two business days prior to the applicable Interest Payment Date.
Interest Payment Dates*:	Interest on the notes will be payable monthly in arrears on the last calendar day of each month, except for the final monthly interest payment, which will be payable on the Maturity Date or the relevant Call Settlement Date, as applicable (each such day, an “Interest Payment Date”), commencing November 30, 2012, to and including the Maturity Date or, if the notes are called, to and including the applicable Call Date. See “Selected Purchase Considerations — Monthly Interest Payments” in this pricing supplement for more information.
Payment at Maturity:

If the notes are not automatically called, the payment at maturity, in excess of any accrued and unpaid interest, will be based on whether a Knock-Out Event has occurred and the performance of the Least Performing Underlying, and will be determined as follows:

(a) if a Knock-Out Event has occurred and:

(i) the Least Performing Underlying Return is positive, the Payment at Maturity will equal the $1,000 principal amount note; or

(ii) the Least Performing Underlying Return is negative, the Payment at Maturity will be calculated as follows:

$1,000 + ($1,000 × Least Performing Underlying Return); and

(b) if a Knock-Out Event has not occurred, the Payment at Maturity will equal the $1,000 principal amount note.

Therefore, if a Knock-Out Event has occurred, unless the Ending Underlying Level of each of the Underlyings is greater than or equal to its Starting Underlying Level, the Payment at Maturity will be less than the $1,000 principal amount note and you could lose your entire investment. In no event, however, will the Payment at Maturity be greater than the $1,000 principal amount note plus any accrued and unpaid interest.

Knock-Out Event:	A Knock-Out Event occurs if, on any day during any Monitoring Period, the closing level or closing price, as applicable, of any Underlying is less than its Starting Underlying Level by more than the applicable Knock-Out Buffer Amount.
Underlying Return:	With respect to each Underlying, the Underlying Return is calculated as follows: Ending Underlying Level – Starting Underlying Level Starting Underlying Level
Call Dates*:	January 29, 2013 (first Call Date), April 26, 2013 (second Call Date) and July 29, 2013 (final Call Date)
Call Settlement Dates*:	With respect to each Call Date, the first Interest Payment Date occurring after that Call Date
Additional Key Terms:	See “Additional Key Terms” on the next page.

* Subject to postponement as described under “Description of Notes — Payment at Maturity,” “Description of Notes — Interest Payments” and “Description of Notes — Postponement of a Determination Date ,” as applicable, in the accompanying product supplement no. 9-I.

Investing in the Auto Callable Yield Notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement no. 9-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the SEC nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement no. 9-I, the accompanying underlying supplement no. 1-I or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$1,000	$35.80	$964.20
Total	$1,653,000	$59,177.40	$1,593,822.60
(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission of $35.80 per $1,000 principal amount note and will use a portion of that commission to allow selling concessions to other affiliated or unaffiliated dealers of $22.50 per $1,000 principal amount note. This commission includes the projected profits that our affiliates expect to realize, some of which have been allowed to other unaffiliated dealers, for assuming risks inherent in hedging our obligations under the notes. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-47 of the accompanying product supplement no. 9-I.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

October 26, 2012

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 9-I dated January 17, 2012 and underlying supplement no. 1-I dated November 14, 2011. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated October 25, 2012 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 9-I and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 9-I dated January 17, 2012: http://www.sec.gov/Archives/edgar/data/19617/000089109212000258/e46196_424b2.pdf
•	Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Pricing Date:	October 26, 2012
Settlement Date:	On or about October 31, 2012
Observation Date*:	October 25, 2013
Maturity Date*:	October 30, 2013
CUSIP:	48126DFC8
Starting Underlying Level:	With respect to the Index, the closing level of the Index on the Pricing Date, which was 813.25 (the “Initial Index Level”). With respect to the Market Vectors Gold Miners ETF, $51.24, and with respect to the United States Oil Fund, LP, $31.79, which were the closing prices of one share of the respective Funds on the Pricing Date, divided by the Share Adjustment Factor for that Fund (each, an “Initial Share Price”). We refer to each of the Initial Index Level for the Index and the Initial Share Price for each of the Funds as a “Starting Underlying Level.”
Ending Underlying Level:	With respect to the Index, the closing level of the Index on the Observation Date (the “Ending Index Level”). With respect to the Funds, the closing price of one share of the relevant Fund on the Observation Date (the “Final Share Price”). We refer to each of the Ending Index Level for the Index and the Final Share Price for each of the Funds as an “Ending Underlying Level.”
Share Adjustment Factor:	With respect to the Funds, 1.0 on the Pricing Date and subject to adjustment under certain circumstances. See “Description of Notes — Payment at Maturity” and “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 9-I for further information about these adjustments.
Least Performing Underlying:	The Underlying with the Least Performing Underlying Return.
Least Performing Underlying Return:	The lowest of the Underlying Return of the Russell 2000® Index, the Market Vectors Gold Miners ETF and the United States Oil Fund, LP.

JPMorgan Structured Investments —	PS-1
High/Low Coupon Auto Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the Market Vectors Gold Miners ETF and the United States Oil Fund, LP

Selected Purchase Considerations

•	THE NOTES OFFER A HIGHER INTEREST RATE IF A KNOCK-OUT EVENT DOES NOT OCCUR THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US—If a Knock-Out Event does not occur, the notes will pay interest monthly, assuming no automatic call, at a rate of 11.50% per annum, which is higher than the yield currently available on debt securities of comparable maturity issued by us. Because the notes are our unsecured and unsubordinated obligations, any interest payment or any payment at maturity is subject to our ability to pay our obligations as they become due.
•	MONTHLY INTEREST PAYMENTS — The notes will pay interest monthly, assuming no automatic call, at a rate that will depend on whether a Knock-Out Event occurs. If a Knock-Out Event does not occur, interest will be paid at an Interest Rate of 11.50% per annum. If a Knock-Out Event occurs, interest for that monthly period and each subsequent period thereafter will be paid at an Interest Rate of 1.00% per annum.Interest will be payable monthly in arrears on the last calendar day of each month, except for the final monthly interest payment, which will be payable on the Maturity Date (each such day, an “Interest Payment Date”), commencing November 30, 2012, to and including the Maturity Date or, if the notes are called, to and including the applicable Call Settlement Date.

Interest will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date (which may be a Call Settlement Date). If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment. For example, the monthly Interest Payment Date for March 2013 is March 30, 2013, but because that day is not a business day, payment of interest with respect to that Interest Payment Date will be made on April 1, 2013, the next succeeding business day.

•	POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing level or closing price, as applicable, of each Underlying is greater than or equal to the applicable Starting Underlying Level on any Call Date, your notes will be automatically called prior to the maturity date. Under these circumstances, on the relevant Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding that Call Settlement Date.
•	THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES ARE NOT AUTOMATICALLY CALLED— If the notes are not automatically called, we will pay you your principal back at maturity so long as a Knock-Out Event has not occurred or the Ending Underlying Level of each Underlying is not less than its Starting Underlying Level. A Knock-Out Event occurs if, on any day during any Monitoring Period, the closing level or closing price, as applicable, of any Underlying is less than its Starting Underlying Level by more than the applicable Knock-Out Buffer Amount. However, if the notes are not automatically called, a Knock-Out Event has occurred and the Ending Underlying Level of any Underlying is less than its Starting Underlying Level, you could lose the entire principal amount of your notes.
•	EXPOSURE TO EACH OF THE UNDERLYINGS — The return on the notes is linked to the Least Performing Underlying, which may be any of the Russell 2000® Index, the Market Vectors Gold Miners ETF or the United States Oil Fund, LP.

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information on the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell 2000® Index” in the accompanying underlying supplement no. 1-I.

The Market Vectors Gold Miners ETF is an exchange-traded fund managed by Van Eck Associates Corporation, the investment adviser to the Market Vectors Gold Miners ETF. The Market Vectors Gold Miners ETF trades on NYSE Arca, Inc. which we refer to as NYSE Arca, under the ticker symbol “GDX.” The Market Vectors Gold Miners ETF seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the NYSE Arca Gold Miners Index, which we refer to as the Underlying Index with respect to the Market Vectors Gold Miners ETF. The NYSE Arca Gold Miners Index is a modified market capitalization weighted index comprised of publicly traded companies involved primarily in the mining of gold or silver. The NYSE Arca Gold Miners Index includes common stocks and ADRs of selected companies that are involved in mining for gold and silver and that are listed for trading on the New York Stock Exchange or the NYSE Amex, LLC or quoted on The NASDAQ Stock Market. Only companies with market capitalization greater than $100 million that have a daily average trading volume of at least 50,000 shares over the past six months are eligible for inclusion in the NYSE Arca Gold Miners Index. For additional information about the Market Vectors Gold Miners ETF, see “Fund Descriptions — The Market Vectors Gold Miners ETF” in the accompanying underlying supplement no. 1-I.

The United States Oil Fund, LP, a Delaware limited partnership, is a commodity pool that issues units (which we refer to as “shares” for purposes of this pricing supplement and the accompanying product supplement) that may be purchased and sold on the NYSE Arca under the ticker symbol “USO.” The investment objective of the United States Oil Fund, LP is for changes in percentage terms of the net asset value of the units of the United States Oil Fund, LP to reflect the changes in percentage terms of the spot prices of light, sweet crude oil delivered to Cushing, Oklahoma as measured by the changes in the price of the futures contract for light, sweet crude oil traded on the New York Mercantile Exchange, that is the near month contract to expire, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contract that is the next month contract to expire, less the United States Oil Fund, LP’s expenses. The United States Oil Fund, LP seeks to achieve its investment objective by investing in a mix of oil futures contracts and other oil interests such that changes in the United States Oil Fund, LP’s net asset value will closely track the changes in the price of a specified oil futures contract. For additional information about the United States Oil Fund, LP, see “Fund Descriptions — The United States Oil Fund, LP” in the accompanying underlying supplement no. 1-I.

JPMorgan Structured Investments —	PS-2
High/Low Coupon Auto Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the Market Vectors Gold Miners ETF and the United States Oil Fund, LP

•	TAX TREATMENT AS A UNIT COMPRISING A PUT OPTION AND A DEPOSIT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 9-I. We and you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat the notes for U.S. federal income tax purposes as units comprising: (i) a Put Option written by you that is terminated if an Automatic Call occurs and that, if not terminated, in circumstances where the payment at maturity is less than $1,000 (excluding accrued and unpaid interest) requires you to pay us an amount equal to $1,000 multiplied by the absolute value of the Least Performing Underlying Return and (ii) a Deposit of $1,000 per $1,000 principal amount note to secure your potential obligation under the Put Option. In determining our reporting responsibilities, we intend to treat approximately 95.39% of each coupon payment as Put Premium and the remainder as interest on the Deposit. Assuming this characterization is respected, amounts treated as interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to sale or settlement, including a settlement following an Automatic Call. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative characterizations, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in any or all of the Underlyings, any of the equity securities included in the Index or held by the Funds, or any commodity futures contracts held by the United States Oil Fund, LP. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 9-I dated January 17, 2012 and in the “Risk Factors” section of the accompanying underlying supplement no. 1-I dated November 14, 2011.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes are not automatically called, we will pay you your principal back at maturity only if a Knock-Out Event has not occurred or, if a Knock-Out Event occurs, the Ending Underlying Level of each Underlying is equal to or greater than its Starting Underlying Level. If the notes are not automatically called, a Knock-Out Event has occurred and the Ending Underlying Level of any Underlying is less than its Starting Underlying Level, you will lose 1% of your principal amount at maturity for every 1% that the Ending Underlying Level of the Least Performing Underlying is less than its Starting Underlying Level. Accordingly, you could lose up to the entire principal amount of your notes.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Recent events affecting us have led to heightened regulatory scrutiny, may lead to additional regulatory or legal proceedings against us and may adversely affect our credit ratings and credit spreads and, as a result, the market value of the notes. See “Executive Overview — Recent Developments,” “Liquidity Risk Management — Credit Ratings,” “Item 4. Controls and Procedures” and “Part II. Other Information — Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

•	IF A KNOCK-OUT EVENT OCCURS DURING ANY MONTHLY MONITORING PERIOD, THE INTEREST RATE FOR THE CORRESPONDING MONTHLY INTEREST PERIOD AND EACH SUBSEQUENT INTEREST PERIOD IS 1.00% PER ANNUM – If a Knock-Out Event occurs during any monthly Monitoring Period, the Interest Rate for the corresponding monthly interest period and each subsequent interest period is 1.00% per annum. For example, if a Knock-Out Event occurs during the period from the Pricing Date to the First Interest Determination Date, the Interest Rate per annum for each interest period is 1.00% and the maximum amount of interest you will be entitled to receive is $10.00 per $1,000 principal amount note.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that these hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the notes
JPMorgan Structured Investments —	PS-3
High/Low Coupon Auto Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the Market Vectors Gold Miners ETF and the United States Oil Fund, LP

decline. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 9-I for additional information about these risks.

•	YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF ANY UNDERLYING — If the notes are not automatically called and a Knock-Out Event has not occurred or a Knock-Out Event has occurred but the Ending Underlying Level of any Underlying is not below its Starting Underlying Level, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of any Underlying, which may be significant. If the notes are automatically called, for each $1,000 principal amount note, you will receive $1,000 on the relevant Call Settlement Date plus any accrued and unpaid interest, regardless of the appreciation in the value of the Underlyings, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in any Underlying during the term of the notes.
•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE CLOSING LEVEL OR CLOSING PRICE, AS APPLICABLE, OF EACH UNDERLYING — Your return on the notes, if a Knock-Out Event occurs and your payment at maturity, if any, is not linked to a basket consisting of the Underlyings. If the notes are not automatically called, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to each of the Underlyings. Poor performance by any of the Underlyings over the term of the notes may negatively affect your payment at maturity and your interest payments, and will not be offset or mitigated by positive performance by the other Underlyings. Accordingly, your investment is subject to the risk of decline in the closing level or closing price, as applicable, of each Underlying.
•	THE INTEREST RATE MAY BE REDUCED AND THE RETURN OF PRINCIPAL AT MATURITY MAY TERMINATE ON ANY DAY DURING A MONITORING PERIOD — If, on any day during a Monitoring Period, the closing level or closing price, as applicable, of any Underlying is less than its Starting Underlying Level by more than the applicable Knock-Out Buffer Amount, a Knock-Out Event will occur, you will be fully exposed to any depreciation in the Least Performing Underlying and your interest rate will be reduced until maturity or call. We refer to this feature as a contingent buffer. Under these circumstances, and if the Ending Underlying Level of any Underlying is less than its Starting Underlying Level, you will lose 1% of the principal amount of your investment for every 1% that the Ending Underlying Level of the Least Performing Underlying is less than the Starting Underlying Level. You will be subject to this potential loss of principal and a lower interest payment even if the relevant Underlying subsequently recovers such that the closing level or closing price, as applicable, is less than its Starting Underlying Level by less than the Knock-Out Buffer Amount. If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus accrued and unpaid interest at a higher interest rate at maturity. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.
•	YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LEAST PERFORMING UNDERLYING — If the notes are not automatically called and a Knock-Out Event occurs, you will lose some or all of your investment in the notes if the Ending Underlying Level of any Underlying is below its Starting Underlying Level. This will be true even if the Ending Underlying Level of any of the other Underlyings is greater than or equal to its Starting Underlying Level. The three Underlyings’ respective performances may not be correlated and, as a result, if the notes are not automatically called, you may receive the principal amount of your notes at maturity only if there is a broad based rise in the performance of U.S. equities and crude oil across diverse markets during the term of the notes.
•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of interest payable on the notes will be less than the full amount of interest that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the relevant Call Settlement Date.
•	REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as three months and you will not receive interest payments after the relevant Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.
•	CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, if any, or upon an automatic call described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those referred to under “Many Economic and Market Factors Will Impact the Value of the Notes” below.
The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
•	THE KNOCK-OUT BUFFER AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY — Assuming the notes are not automatically called, we will pay you your principal back at maturity only if the closing level or closing price, as applicable, of each Underlying is not less than its Starting Underlying Level by more than the applicable Knock-Out Buffer Amount on any day during a Monitoring Period or the Ending Underlying Level of each Underlying is equal to or greater than its Starting Underlying Level. If the notes are not automatically called and a Knock-Out Event has occurred, you will be fully exposed at maturity to any decline in the value of the Least Performing Underlying.
•	VOLATILITY RISK — Greater expected volatility with respect to an Underlying indicates a greater likelihood as of
JPMorgan Structured Investments —	PS-4
High/Low Coupon Auto Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the Market Vectors Gold Miners ETF and the United States Oil Fund, LP

the Pricing Date that the closing level or closing price, as applicable, of that Underlying could be less than its Starting Underlying Level by more than the applicable Knock-Out Buffer Amount on any day during a Monitoring Period. An Underlying’s volatility, however, can change significantly over the term of the notes. The closing level or closing price, as applicable, of an Underlying could fall sharply on any day during a Monitoring Period, which could result in a significant loss of principal.

•	AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.
•	COMMODITY PRICES ARE CHARACTERIZED BY HIGH AND UNPREDICTABLE VOLATILITY, WHICH COULD LEAD TO A HIGH AND UNPREDICTABLE VOLATILITY IN THE UNITED STATES OIL FUND, LP — Market prices of the commodity futures contracts held by the United States Oil Fund, LP tend to be highly volatile and may fluctuate rapidly based on numerous factors, including changes in supply and demand relationships, governmental programs and policies, national and international monetary, trade, political and economic events, changes in interest and exchange rates, speculation and trading activities in crude oil and related contracts, weather, and trade, fiscal and exchange control policies. Market price of crude oil futures contracts are significantly influenced by the Organization of Petroleum Exporting Countries (“OPEC”). OPEC has the potential to influence crude oil futures prices worldwide because its members possess a significant portion of the world’s oil supply. These factors may affect the price of the United States Oil Fund, LP in varying ways, and different factors may cause the value of the commodity futures contracts included in the United States Oil Fund, LP or their prices to move in inconsistent directions at inconsistent rates. This, in turn, will affect the value of the notes linked to the United States Oil Fund, LP. The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.
•	OWNING THE NOTES IS NOT THE SAME AS OWNING ANY COMMODITY FUTURES CONTRACTS OR THE RELATED COMMODITIES — The return on your notes will not reflect the return you would realize if you actually held the commodity contracts held by the United States Oil Fund, LP or owned the related commodities. As a result, a holder of the notes will not have any direct or indirect rights to any commodity futures contracts or the related commodities.
•	THE NOTES DO NOT OFFER DIRECT EXPOSURE TO COMMODITY SPOT PRICES — Your payment at maturity may reflect the performance of the United States Oil Fund, LP, which holds commodity futures contracts, not physical commodities (or their spot prices). The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the notes may underperform a similar investment that is linked to commodity spot prices.
•	THERE ARE RISKS ASSOCIATED WITH THE FUNDS — Although the shares of each Fund are listed for trading on the NYSE Arca and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Funds or that there will be liquidity in the trading market. The Funds are subject to management risk, which is the risk that the applicable investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Funds, and consequently, the value of the notes.
•	THE PERFORMANCE OF THE UNITED STATES OIL FUND, LP MAY NOT FULLY REPLICATE THE PERFORMANCE OF THE PRICE OF LIGHT, SWEET CRUDE OIL – United States Commodity Funds, LLC, the general partner of the United States Oil Fund, LP, is responsible for investing the assets of the United States Oil Fund, LP in accordance with the objectives and policies of the United States Oil Fund, LP. The assets of the United States Oil Fund, LP consist primarily of investments in futures contracts for light, sweet crude oil, other types of crude oil, heating oil, gasoline, natural gas, and other petroleum-based fuels that are traded on the New York Mercantile Exchange, ICE Futures or other U.S. and foreign exchanges (collectively, "oil futures contracts") and other oil interests such as cash-settled options on oil futures contracts, forward contracts for oil, and over-the-counter transactions that are based on the price of oil, other petroleum-based fuels, oil futures contracts and indices based on the foregoing (collectively, “other oil interests” and together with oil futures contracts, “oil interests”). The United States Oil Fund, LP seeks to achieve its investment objective by investing in a mix of oil futures contracts and other oil interests such that changes in the net asset value of the United States Oil Fund, LP will closely track the changes in the price of a specified oil futures contract (the “benchmark oil futures contract”). The United States Oil Fund, LP’s general partner believes that the
JPMorgan Structured Investments —	PS-5
High/Low Coupon Auto Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the Market Vectors Gold Miners ETF and the United States Oil Fund, LP

benchmark oil futures contract historically has exhibited a close correlation with the spot price of light, sweet crude oil. There is no assurance that the general partner of the United States Oil Fund, LP will successfully implement its investment strategy and there is a risk that changes in the price of United States Oil Fund, LP units will not closely track changes in the spot price of light, sweet crude oil. The performance of the United States Oil Fund, LP may not exactly replicate the performance of the oil interests underlying the United States Oil Fund, LP because the United States Oil Fund, LP will reflect transaction costs and fees. It is also possible that the United States Oil Fund, LP may not fully replicate or may in certain circumstances diverge significantly from the performance of the oil interests underlying the United States Oil Fund, LP due to the temporary unavailability of certain securities in the secondary market or the performance of any derivative instruments contained in the United States Oil Fund, LP. This could also happen if the price of the units does not correlate closely with the United States Oil Fund, LP’s net asset value; changes in the United States Oil Fund, LP’s net asset value do not closely correlate with changes in the price of the benchmark oil futures contract; or changes in the price of the benchmark oil futures contract do not closely correlate with changes in the cash or spot price of light, sweet crude oil. Light, sweet crude oil has also demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil. The price of light, sweet crude oil may be more volatile than world crude oil prices generally.

•	THE PRICE OF CRUDE OIL MAY CHANGE UNPREDICTABLY AND AFFECT THE PRICE OF THE UNITED STATES OIL FUND, LP AND THE VALUE OF THE NOTES IN UNFORESEEN WAYS — The price of the United States Oil Fund, LP is affected by the price of light, sweet crude oil. The price of crude oil is subject to volatile price movements over short periods of time and is generally affected by numerous factors including:
•	demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries;
•	economic conditions that affect the end-use of crude oil as a refined product such as transport fuel, industrial fuel and in-home heating fuel;
•	U.S. government regulations, such as environmental or consumption policies;
•	geopolitical events, labor activity and, in particular, direct government intervention such as embargos;
•	supply disruptions in major oil producing regions of the world, production decisions by OPEC and other crude oil producers and cessation of hostilities that may exist in countries producing oil;
•	sudden disruptions in the supply of oil due to war, natural events, accidents or acts of terrorism; and
•	the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.
•	THE UNITED STATES OIL FUND, LP HAS A LIMITED OPERATING HISTORY AND MAY PERFORM IN UNANTICIPATED WAYS — The United States Oil Fund, LP was established on April 10, 2006 and therefore has a limited operating history. Past performance should not be considered indicative of future performance.
•	DIFFERENCES BETWEEN THE MARKET VECTORS GOLD MINERS ETF AND THE UNDERLYING INDEX — The Market Vectors Gold Miners ETF does not fully replicate the Underlying Index and may hold securities not included in the Underlying Index, and its performance will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index, all of which may lead to a lack of correlation between the Market Vectors Gold Miners ETF and the Underlying Index. In addition, corporate actions with respect to the equity securities held by the Market Vectors Gold Miners ETF (such as mergers and spin-offs) may impact the variance between the Market Vectors Gold Miners ETF and the Underlying Index. Finally, because the shares of the Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Market Vectors Gold Miners ETF. For all of the foregoing reasons, the performance of the Market Vectors Gold Miners ETF may not correlate with the performance of the Underlying Index.
•	RISKS ASSOCIATED WITH THE GOLD AND SILVER MINING INDUSTRIES — All or substantially all of the equity securities held by the Market Vectors Gold Miners ETF are issued by gold or silver mining companies. Because the value of the notes is linked to the performance of the Market Vectors Gold Miners ETF, an investment in these notes will be concentrated in the gold and silver mining industries. Competitive pressures may have a significant effect on the financial condition of companies in these industries. Also, these companies are highly dependent on the price of gold or silver, as applicable. These prices fluctuate widely and may be affected by numerous factors. Factors affecting gold prices include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Factors affecting silver prices include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as the United Mexican States and the Republic of Peru.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it
JPMorgan Structured Investments —	PS-6
High/Low Coupon Auto Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the Market Vectors Gold Miners ETF and the United States Oil Fund, LP

may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Funds or the securities included in the Index or held by the Funds would have.
•	HEDGING AND TRADING IN THE UNDERLYINGS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including, instruments related to the Funds or the equity securities included in the Index or held by the Market Vectors Gold Miners ETF or the commodity futures contracts held by the United States Oil Fund, LP. We or our affiliates may also trade in the Funds or instruments related to the Funds or the equity securities included in the Index or held by the Market Vectors Gold Miners ETF or the commodity futures contracts held by the United States Oil Fund, LP from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect the likelihood of an automatic call or our payment to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.
•	THE ANTI-DILUTION PROTECTION FOR THE FUNDS IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Funds. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Funds. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.
•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level and price of the Underlyings on any day, the value of the notes will be impacted by a number of economic and market factors that may either offset or magnify each other, including:
•	whether a Knock-Out Event has occurred;
•	the interest rate on the notes;
•	the actual and expected volatility of the Underlyings and the futures contracts held by the United States Oil Fund, LP;
•	the time to maturity of the notes;
•	the likelihood of an automatic call being triggered;
•	the market prices of the physical commodities upon which the futures contracts held by the United States Oil Fund, LP are based and of such futures contracts;
•	the dividend rates on the Funds and the equity securities included in the Index or held by the Funds;
•	the expected positive or negative correlation between the Index and the Funds, or the expected absence of any such correlation;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory, geographical, agricultural, meteorological and judicial events;
•	the occurrence of certain events to the Funds that may or may not require an adjustment to the applicable Share Adjustment Factor; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
JPMorgan Structured Investments —	PS-7
High/Low Coupon Auto Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the Market Vectors Gold Miners ETF and the United States Oil Fund, LP

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Least Performing Underlying?

The following table and examples illustrate the hypothetical total return on the notes at maturity. The “note total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity plus the interest payments received over the term of the notes per $1,000 principal amount note to $1,000. The table and examples below assume that the notes are not automatically called prior to maturity, that the Least Performing Underlying is the Russell 2000® Index and that the closing price of the Market Vectors Gold Miners ETF and the closing level of the United States Oil Fund, LP on each Call Date is greater than or equal to their respective Starting Underlying Levels. We make no representation or warranty as to which of the Underlyings will be the Least Performing Underlying for purposes of calculating your actual payment at maturity if applicable, or as to what the closing level or closing price, as applicable, of any Underlying will be on any Call Date. In addition, the following table and examples assume a Starting Underlying Level for the Least Performing Underlying of 820 and reflect the Interest Rate of 11.50% per annum if a Knock-Out Event has not occurred and the Interest Rate of 1.00% per annum if a Knock-Out Event has occurred and the Knock-Out Buffer Amount of 42.50%. If the notes are automatically called prior to maturity, your total return and total payment may be less than the amounts indicated below. Each hypothetical total return and total payment set forth below is for illustrative purposes only and may not be the actual total return or total payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

		Knock-Out Event Has Not Occurred (1)		Knock-Out Event Has Occurred During the First Monitoring Period of the Notes (1)
Ending Underlying Level	Least Performing Underlying Return	Note Total Return	Total Payments over the Term of the Notes	Note Total Return	Total Payments over the Term of the Notes
1,476.000	80.00%	11.50%	$1,115.00	1.00%	$1,010.00
1,353.000	65.00%	11.50%	$1,115.00	1.00%	$1,010.00
1,230.000	50.00%	11.50%	$1,115.00	1.00%	$1,010.00
1,148.000	40.00%	11.50%	$1,115.00	1.00%	$1,010.00
1,066.000	30.00%	11.50%	$1,115.00	1.00%	$1,010.00
984.000	20.00%	11.50%	$1,115.00	1.00%	$1,010.00
902.000	10.00%	11.50%	$1,115.00	1.00%	$1,010.00
861.000	5.00%	11.50%	$1,115.00	1.00%	$1,010.00
820.000	0.00%	11.50%	$1,115.00	1.00%	$1,010.00
779.000	-5.00%	11.50%	$1,115.00	-4.00%	$960.00
738.000	-10.00%	11.50%	$1,115.00	-9.00%	$910.00
656.000	-20.00%	11.50%	$1,115.00	-19.00%	$810.00
574.000	-30.00%	11.50%	$1,115.00	-29.00%	$710.00
492.000	-40.00%	11.50%	$1,115.00	-39.00%	$610.00
471.500	-42.50%	11.50%	$1,115.00	-41.50%	$585.00
471.418	-42.51%	N/A	N/A	-41.51%	$584.90
410.000	-50.00%	N/A	N/A	-49.00%	$510.00
328.000	-60.00%	N/A	N/A	-59.00%	$410.00
246.000	-70.00%	N/A	N/A	-69.00%	$310.00
164.000	-80.00%	N/A	N/A	-79.00%	$210.00
82.000	-90.00%	N/A	N/A	-89.00%	$110.00
0.000	-100.00%	N/A	N/A	-99.00%	$10.00

(1) A Knock-Out Event occurs if the closing level or closing price, as applicable, of any Underlying is less than its Starting Underlying Level by more than 42.50% on any day during a Monitoring Period.

The following examples illustrate how the note total returns and total payments set forth in the table above are calculated.

Example 1: A Knock-Out Event has not occurred and the level of the Least Performing Underlying increases from the Starting Underlying Level of 820 to an Ending Underlying Level of 861. Because a Knock-Out Event has not occurred, the investor receives total payments of $1,115 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $115 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 2: A Knock-Out Event has not occurred and the level of the Least Performing Underlying decreases from the Starting Underlying Level of 820 to an Ending Underlying Level of 656. Even though the Ending Underlying Level of the Least Performing Underlying of 656 is less than its Starting Underlying Level of 820, because a Knock-Out Event has not occurred, the investor receives total payments of $1,115 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $115 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

JPMorgan Structured Investments —	PS-8
High/Low Coupon Auto Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the Market Vectors Gold Miners ETF and the United States Oil Fund, LP

Example 3: A Knock-Out Event has occurred during the first monthly Monitoring Period and the level of the Least Performing Underlying decreases from the Starting Underlying Level of 820 to an Ending Underlying Level of 410. Because a Knock-Out Event has occurred and the Ending Underlying Level of the Least Performing Underlying of 410 is less than its Starting Underlying Level of 820, the investor receives total payments of $510 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $10 per $1,000 principal amount note over the term of the notes and a payment at maturity of $600 per $1,000 principal amount note, calculated as follows:

[$1,000 + ($1,000 x -50%)] + $10 = $510

Example 4: A Knock-Out Event has occurred during the first monthly Monitoring Period and the level of the Least Performing Underlying decreases from the Starting Underlying Level of 820 to an Ending Underlying Level of 0. Because a Knock-Out Event has occurred and the Ending Underlying Level of the Least Performing Underlying of 0 is less than its Starting Underlying Level of 820, the investor receives total payments of $10 per $1,000 principal amount note over the term of the notes, consisting solely of interest payments of $10 per $1,000 principal amount note over the term of the notes, calculated as follows:

[$1,000 + ($1,000 x -100%)] + $10 = $10

The hypothetical returns and hypothetical payments on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-10
High/Low Coupon Auto Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the Market Vectors Gold Miners ETF and the United States Oil Fund, LP

Historical Information

The following graphs show the historical weekly performance of the Russell 2000® Index, the Market Vectors Gold Miners ETF and the United States Oil Fund, LP from January 5, 2007 through October 26, 2012. The closing level of the Russell 2000® Index on October 26, 2012 was 813.25. The closing price of one share of the Market Vectors Gold Miners ETF on October 26, 2012 was $51.24. The closing price of one share of the United States Oil Fund, LP on October 26, 2012 was $31.79.

We obtained the various closing levels and closing prices of the Underlyings below from Bloomberg Financial Markets, without independent verification. The historical levels and prices of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level or closing price, as applicable, of any Underlying on any Call Date, the Observation Date or any day during the Monitoring Period. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the Funds or the equity securities held by the Funds will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Funds or the equity securities held by the Funds.

JPMorgan Structured Investments —	PS-11
High/Low Coupon Auto Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the Market Vectors Gold Miners ETF and the United States Oil Fund, LP

Validity of the Notes

In the opinion of Sidley Austin llp, as counsel to the Company, when the notes offered by this pricing supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated November 14, 2011, which has been filed as Exhibit 5.3 to the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on November 14, 2011.

JPMorgan Structured Investments —	PS-11
High/Low Coupon Auto Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index, the Market Vectors Gold Miners ETF and the United States Oil Fund, LP